                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 23, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to and tenders will not be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            EIS INTERNATIONAL, INC.
                                       AT

                              $6.25 NET PER SHARE
                                       BY

                        SERSYS ACQUISITION CORPORATION,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                 SER SYSTEME AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 24, 2000, UNLESS THE OFFER IS EXTENDED. SHARES THAT ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     SERSys Acquisition Corporation, a Delaware corporation ("Purchaser") that is an indirect (through SER (USA), Inc. ("SER USA")) wholly owned subsidiary of SER Systeme AG, a German corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share and their associated rights (the "Rights") to purchase Series A Preferred Stock, par value $.01, pursuant to that certain Rights Agreement, dated as of May 16, 1997 between EIS International, Inc., a Delaware corporation (the "Company"), and BankBoston N.A., as amended, (the "Rights Agreement") (such Rights, together with the Common Stock, are collectively referred to herein as the "Shares"), of the Company, at a purchase price of $6.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE, OF ALL OF THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, AND (2) THE STATUTORY WAITING PERIOD, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED
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OR BEEN TERMINATED (THE "HSR APPROVAL"). THE OFFER IS ALSO SUBJECT TO CERTAIN
OTHER TERMS AND CONDITIONS AS DISCLOSED IN SECTION 15 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON SECURING FINANCING.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of SER USA and an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company as treasury stock or by Parent, Purchaser or any other wholly owned direct or indirect subsidiary of Parent or the Company, which will be canceled and (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     Parent has entered into a Tender and Voting Agreement dated as of December 17, 1999 (the "Tender Agreement") with certain officer and director stockholders of the Company (the "Management Stockholders") holding in the aggregate 1,697,700 Shares (including vested Company Options (as such term is defined in the Offer to Purchase) and Company Options that will vest within sixty (60) days of the date of the Merger Agreement), representing approximately 11.5% of the issued and outstanding Shares. Pursuant to the Tender Agreement, each Management Stockholder has agreed, provided the Merger Agreement has not been terminated, to tender to Purchaser all Shares beneficially owned by such Management Stockholder, agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and granted an irrevocable proxy to Parent with respect to such Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (WITH MESSRS. MCGOWAN AND BURTON ABSTAINING) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as such term is defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature
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guarantees, or an Agent's Message (as such term is defined in the Offer to
Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES ACCEPTED FOR PAYMENT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), each of Parent and Purchaser reserves the right to waive any or all conditions to the Offer (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied, Purchaser reserves the right (but will not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase have occurred or have been determined by Purchaser to have occurred, to
(i) extend the period of time during which the Offer is open and thereby postpone acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 24, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, will expire. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 2000. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as such term is defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (and otherwise comply with the Book-Entry Transfer Facility's procedures), in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including
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time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, and any such determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 994-3227

December 23, 1999